Prospectus

April 30, 2004

IDS Life
Variable Annuity
Fund A

Individual Variable Annuity Contracts and Variable Annuity Contracts for Employer Plans

Issued by: IDS Life Insurance Company
           70100 AXP Financial Center
           Minneapolis, Minnesota 55474
           Telephone: (800) 862-7919

IDS Life Variable Annuity Fund A (the Fund) is a segregated asset account of IDS Life Insurance Company (IDS Life). The investment objective of the Fund is long-term capital appreciation. The Fund invests primarily in common stocks of U.S. corporations. The Fund also may invest in preferred stocks and in corporate and government bonds.

This prospectus describes the following types of individual non-qualified, variable annuity contracts offered by IDS Life in this prospectus:

o an annuity for non-qualified retirement or deferred compensation plans or programs adopted by an employer;

o    an installment payment deferred annuity;

o    a single payment deferred annuity; and

o    a single payment immediate annuity.

New contracts are not currently being offered. This prospectus gives you facts about the Fund. You should read it and keep it with your investment records for future reference.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in this annuity is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in this annuity involves risk including the possible loss of principal.

Variable annuities are complex investment vehicles. Be sure to ask your sales representative about the variable annuity's features, benefits, risks and fees.

This prospectus provides a general description of the contract. Your actual contract and any riders or endorsements are the controlling documents. IDS Life has not authorized any person to give any information or to make any representations regarding the contract other than those contained in this prospectus. Do not rely on any such information or representations.

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1   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

Table of Contents

Summary of Contents                                                        3

Financial Highlights                                                       4

The Variable Annuity                                                       5

Investment Objective                                                       5

Principal Risks                                                            5

Non-Fundamental Policies                                                   6

Fundamental Policies                                                       6

Portfolio Manager                                                          6

Investment Agreement                                                       7

Brokerage                                                                  7

The Contracts                                                              7

The Fixed Account                                                          8

Automated Transfers and Partial Surrenders                                 8

Measuring the Value of Your Contract                                       9

Valuing Fund Assets                                                       10

When We Credit Your Purchase Payments                                     10

Valuing an Accumulation Unit                                              10

Valuing an Annuity Unit                                                   11

Annuity Payment Starting Date                                             11

Table of Settlement Rates                                                 11

Annuity Payment Plans                                                     12

The Charges You Pay                                                       13

Surrendering Your Contract                                                14

Making Withdrawals on Your Contract                                       14

Special Rules if the Annuitant Dies Before
   the Annuity Payment Starting Date                                      15

Your Right to Cancel Installment Contracts                                15

Taxes                                                                     15

Voting Rights                                                             16

Management                                                                17

Proxy Voting                                                              19

Other Information                                                         20

IDS Life Insurance Company Financial Information                          22

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2   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

Summary of Contents

In this prospectus, "we," "us," "our" and "IDS Life" refer to IDS Life Insurance Company.

About the variable annuity: IDS Life offers variable annuities for sale through the Fund, a diversified open-end management investment company. Variable annuity contracts guarantee regular payments to contract purchasers. The amount of these payments is influenced by the performance of the securities in which the Fund invests (page 5).

Financial highlights: This table shows important financial information you will need to evaluate the Fund's performance (page 4).

Investment objective: The Fund's investment objective is long-term capital appreciation in order to build up values and to make annuity payments. The Fund invests primarily in common stock and also may invest in preferred stock and in government and corporate bonds. The Fund may invest in foreign securities, futures contracts and options. There is no guarantee that the Fund will achieve its investment objective because any investment involves risk (page 5).

Portfolio manager: Doug Chase manages the Fund (page 6).

Investment agreement: The Fund is a segregated asset account of IDS Life, a stock life insurance company. American Express Financial Corporation (AEFC) manages the investments of the Fund pursuant to an Investment Management Services Agreement. Under this agreement, AEFC receives a management fee equal to 0.4% of the Fund's average daily net assets for each year (page 7).

Contracts: This prospectus describes the following types of individual non-qualified variable annuity contracts:

o An individual variable annuity contract for use in connection with non-qualified retirement or deferred compensation plans or programs adopted by an employer. These plans or programs are not intended to qualify under Sections 401, 403, or 408 of the Internal Revenue Code of 1986, as amended (the Code). Under this contract, you make an annual purchase payment. The payment must be at least $300 per year if your retirement date is 10 years or more from your application date. If your retirement date is less than 10 years from your application date, the payment must be large enough so that payments total at least $3,000 by your retirement date.

     You also can choose from several optional settlement plans. However, if at the annuity payment starting date the accumulation value of the contract is less than $2,000, IDS Life may pay the accumulation value in a lump sum;

o A single payment deferred annuity that you purchased by making an initial payment of at least $3,000;

o A single payment immediate annuity that you purchased by making an initial payment of at least $3,000; and

o An installment payment deferred annuity that you purchased by making 10 or more annual payments that total at least $300 (page 7).

Contract owner: The annuitant is the owner, unless your application says otherwise, or if you later transfer ownership of the contract to someone else.

If the contract was purchased by an employer in connection with a deferred compensation plan, the employer is the exclusive owner of all rights under the contract. When the contract refers to the employer as "an annuitant," it is solely for purposes of identification. IDS Life pays all funds payable under the contract to the employer. IDS Life does not issue certificates to any employee of an employer who has entered into a deferred compensation agreement. Any employee participating in a deferred compensation plan should refer to the deferred compensation agreement with the employer for information on any additional charges in connection with the plan.

Transfers between accounts: Before the annuity payment starting date, you may give IDS Life written or telephone instructions to transfer the contract value of your investment between the fixed account and the variable account. Transfers must be for at least $50. Certain restrictions apply (page 8).

Charges you pay: IDS Life will deduct a combined sales and administrative charge from payments you make into the Fund.

For the individual variable annuity contract used with non-qualified plans adopted by an employer, the deduction is 5.75% of the first $10,000 paid into the Fund, 4% of the next $40,000 and 2% of all amounts in excess of $50,000 (page 13).

For the other three individual annuity contracts, if you made a single payment, the deduction is 8% of the first $15,000, 5% of the next $10,000 and 2% of any further amounts. If you chose to make installment payments, the deductions average 8.7% over the first 10 years. You may lose money if you surrender your individual installment contract too soon because the percentage that IDS Life deducts is higher in the earlier years (20% for the first year of an installment payment contract, 18% for the second and third contract years, 7% for the fourth year and 4% thereafter) (page 13).

Additionally, IDS Life may deduct for premium taxes imposed on us by state and local governments. State premium taxes range from 0 to 3.5% of the gross purchase payments (page 13).

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3   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS
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Surrendering your contract: You can surrender all or part of a deferred annuity contract any time before the annuity payment starting date by giving IDS Life written or telephone instructions. IDS Life will cash in the number of accumulation units or fixed dollar accumulation value required for the amount of money you request. However, you can't surrender part of your contract if the remaining accumulation value is less than $20. You cannot make any surrenders after annuity payments have started. You will pay income tax on the taxable part of your surrender and you may have to pay an IRS penalty tax on early withdrawal if you surrender part or all of your contract before reaching age 59 1/2.

A surrender may result in adverse tax consequences. You should consult a tax advisor before making a surrender request (page 14).

Federal tax information: According to current interpretations of federal income tax law, generally there is no federal income tax on any increase in your annuity's value until you receive a distribution. Under certain circumstances, IRS penalty taxes may apply (page 15).

Limitations on use of contracts: If mandated by applicable law, including, but not limited to, federal anti-money laundering laws, we may be required to reject a purchase payment. We may also be required to block an owner's access to contract values. Under these circumstances we may refuse to implement requests for transfers, surrenders, withdrawals or death benefits until instructions are received from the appropriate governmental authority.

Additional information: For information about the Fund's history, organization and headquarters as well as information about IDS Life and AEFC, see page 20.

Financial Highlights

from Jan. 1, 1994 to Dec. 31, 2003

Year ended Dec. 31,                     2003      2002      2001      2000      1999      1998      1997     1996     1995     1994
Accumulation unit value at
beginning of year                     $18.61    $24.54    $30.54    $32.26    $24.53    $20.91    $17.04   $13.93   $10.27   $10.70
                                    --------  --------  --------  --------  --------  --------  -------- -------- -------- --------
Income from investment operations(a):
Net investment income (loss)             .02      (.03)     (.10)     (.20)     (.20)     (.14)     (.12)    (.07)    (.02)     .03
Net gains (losses) (both realized
and unrealized)                         5.09     (5.90)    (5.90)    (1.52)      7.93     3.76      3.99     3.18     3.68     (.46)
                                    --------  --------  --------  --------  --------  --------  -------- -------- -------- --------
Total from investment operations        5.11     (5.93)    (6.00)    (1.72)      7.73     3.62      3.87     3.11     3.66     (.43)
                                    --------  --------  --------  --------  --------  --------  -------- -------- -------- --------
Accumulation unit value at
end of year                           $23.72    $18.61    $24.54    $30.54    $32.26    $24.53    $20.91   $17.04   $13.93   $10.27
                                    --------  --------  --------  --------  --------  --------  -------- -------- -------- --------
Total return(b)                       27.46%   (24.16%)  (19.65%)   (5.33%)   31.51%    17.31%    22.71%   22.33%   35.64%   (4.01%)
                                    --------  --------  --------  --------  --------  --------  -------- -------- -------- --------
Ratios/Supplemental Data
Total contract owner's equity
at end of year (000 omitted)        $245,838  $212,651  $316,867  $429,472  $493,966  $406,987  $379,553 $327,778 $284,407 $223,317
Ratio of operating expenses
to average daily net assets            1.40%     1.40%     1.40%     1.40%     1.40%     1.40%     1.40%    1.40%    1.40%    1.40%
Ratio of net investment
income (loss)
to average daily net assets             .09%     (.14%)    (.39%)    (.59%)    (.71%)    (.63%)    (.62%)   (.43%)   (.19%)    .27%
Portfolio turnover rate(c)              108%      195%       76%       85%        5%       19%       33%      13%      46%      63%
                                    --------  --------  --------  --------  --------  --------  -------- -------- -------- --------

(a) Per accumulation unit value amounts have been calculated using average accumulation unit values outstanding method.

(b)  Total return does not reflect payment of a sales charge.

(c) Higher turnover rates may result in higher brokerage expenses. A portfolio management change and investment opportunities in July 2002 led to increased portfolio turnover during that fiscal year.

This table pertains to accumulation units only. When you begin to receive your annuity payments, accumulation units change to annuity units. The value of an annuity unit (assuming a 3.5% investment rate) was $6.97 as of Dec. 31, 2003, $5.66 as of Dec. 31, 2002, $7.73 as of Dec. 31, 2001, $9.95 as of Dec. 31,
2000, $10.88 as of Dec. 31, 1999,  $8.56 as of Dec. 31, 1998, $7.55 as of Dec.
31, 1997, $6.37 as of Dec. 31, 1996, $5.39 as of Dec. 31, 1995 and $4.11 as of
Dec. 31, 1994. The value of an annuity unit (assuming a 5% investment rate) was $4.16 as of Dec. 31, 2003, $3.43 as of Dec. 31, 2002, $4.75 as of Dec. 31,
2001, $6.20 as of Dec. 31, 2000, $6.88 as of Dec. 31, 1999, $5.49 as of  Dec.
31, 1998, $4.92 as of Dec. 31, 1997, $4.21 as of Dec. 31, 1996, $3.61 as of
Dec. 31, 1995,and $2.80 as of Dec. 31, 1994.

The information in this table is derived from financial statements of the Fund that have been audited by Ernst & Young LLP, independent auditors. The independent auditor's report and additional information about the performance of the Fund are in the Fund's annual report, which you can obtain without charge if it is not included with this prospectus.

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4   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS
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The Variable Annuity

An annuity is a contract with a life insurance company that guarantees regular income to the purchaser. Most people buy annuities to provide income in their retirement years. When many people think of an annuity, they think of a fixed dollar annuity. With a fixed dollar annuity, the insurance company bears the risk of investment gain or loss and guarantees payment of an exact monthly amount. A variable annuity also guarantees you regular payments. However, the amount of the payments will fluctuate with the performance of the securities in which the annuity fund invests. So if the securities go up in value, you may receive larger annuity payments. If they go down, you may receive smaller annuity payments. IDS Life can make annuity payments to you on a fixed or variable basis, or both.

Investment Objective

The Fund's investment objective is long-term capital appreciation. There is no guarantee the Fund will achieve its investment objective because any investment involves risk. IDS Life can change the Fund's investment objective without the approval of the Fund's contract holders, but IDS Life has no intention of doing so.

The Fund invests primarily in U.S. common stocks. The Fund also may invest in preferred stocks and in corporate and government bonds. Some bonds issued by agencies of the U.S. government are not supported by the full faith and credit of the United States.

The Fund may invest up to 30% of its total assets at the time of purchase in foreign securities. In selecting foreign investments, the Fund generally will seek to invest in companies that it anticipates will experience economic growth at least as great as that anticipated in the U.S. companies in which it invests. The securities that the Fund believes offer attractive opportunities for investment may change from time to time.

The Fund may use derivative instruments from time to time. However, at this time, the use of such instruments is not a principal strategy of the Fund.

For temporary purposes, the Fund may make certain investments. It may buy short-term U.S. and Canadian government securities. It may invest in bank obligations including negotiable certificates of deposit, non-negotiable fixed time deposits, bankers' acceptances and letters of credit. The Fund may buy short-term corporate notes and obligations rated in the top two classifications or the equivalent by Standard and Poor's or Moody's.

Principal Risks

Please remember that you may lose money. Principal risks associated with an investment in the Fund include:

o    Market Risk

o    Style Risk

o    Issuer Risk

MARKET RISK

The market may drop and you may lose money. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of all securities may move up and down, sometimes rapidly and unpredictably.

STYLE RISK

The Fund's management strategy will influence performance significantly. Large capitalization stocks as a group could fall out of favor with the market, causing the Fund to underperform funds that invest primarily in small or medium capitalization stocks. If the manager's stock selection strategy does not perform as expected, the Fund could underperform its peers.

ISSUER RISK

The risk that an issuer, or the value of its stocks or bonds, will perform poorly. Poor performance may be caused by poor management decisions, competitive pressures, breakthroughs in technology, reliance on suppliers, labor problems or shortages, corporate restructurings, fraudulent disclosures or other factors.

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5   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS
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Non-Fundamental Policies

No more than 5% of the Fund's net assets can be used at any one time for good faith deposits on futures and premiums for options on futures that do not offset existing investment positions.

The Fund will not buy securities on margin (use borrowed money to buy securities) or sell short. With short sales, an investor sells a security that it does not own in anticipation of a decline in the market value of the security. To complete the transaction, the investor must borrow the security to make delivery to the buyer. The investor is obligated to replace the security that was borrowed by purchasing it at the market price on the replacement date. The price at such time may be more or less than the price at which the investor sold the security.

The Fund will not invest in illiquid securities if more than 10% of the Fund's net assets would be invested in such securities.

The Fund may invest its assets in an open-end management investment company (another fund) having substantially the same investment objectives, policies and restrictions as the Fund for the purpose of having those assets managed as part of a combined pool.

The Board of Managers (the Board) of the Fund can change the investment policies described above without the consent of contract holders.

Fundamental Policies

The Fund observes the following fundamental investment restrictions, that cannot change without approval by a vote of the contract holders:

o The Fund will not borrow money or property except as a temporary measure for extraordinary or emergency purposes, and in an amount not exceeding one-third of the market value of its total assets (including borrowings) less liabilities (other than borrowings) immediately after the borrowing.

o The Fund will not underwrite securities of other issuers, except as allowed by applicable law.

o    The Fund will not concentrate in any one industry.

o The Fund may invest up to 10% of its total assets, taken at cost, in real properties, but will not do so as a principal activity.

o The Fund will not invest more than 5% of its total assets, at market value, in securities of any one company, government or political subdivision. The limitation will not apply to investments in securities issued by the U.S. government, its agencies or instrumentalities. Up to 25% of the Fund's total assets may be invested without regard to this 5% limitation.

o The Fund will not purchase securities of any issuer if immediately after, and as a result of a purchase, the Fund would own more than 10% of the outstanding voting securities of the issuer.

o The Fund may not make cash loans if the total commitment amount exceeds 5% of the Fund's total assets.

o The Fund will not buy or sell physical commodities unless acquired as a result of ownership of securities or other instruments. This will not prevent the Fund from buying or selling options and futures contracts or from investing in securities or other instruments backed by, or whose value is derived from, physical commodities.

Portfolio Manager

Doug Chase, portfolio manager, joined AEFC in 2002. Prior to joining AEFC, he worked as an analyst and portfolio manager at Fidelity Investments where he managed the Fidelity Export and Multinational Fund and was a member of the team that managed several other funds. He joined Fidelity Investments in 1992. Doug has a BA in economics from the University of California and an MBA from the University of Michigan-Ann Arbor.

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6   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS
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Investment Agreement

AEFC is the Fund's investment manager. Under the Investment Management Services Agreement between AEFC and the Fund, AEFC charges a fee for managing the Fund's investments. This amounts to 0.4% of the Fund's average daily net assets for the year. In addition to paying its own management fee, the Fund also pays all brokerage commissions and charges in the purchase and sale of assets. Brokerage charges are paid to AEFC for reimbursement of charges incurred in the purchase and sale of foreign securities.

An Investment Management Services Agreement was approved by the contract holders on Nov. 13, 2002. The agreement will continue each year as long as it is approved:

o by a majority of the Board of the Fund or a majority of the outstanding votes of the Fund, and

o by a majority of the Board of the Fund who are not "interested persons" of AEFC.

All votes by the Board must be taken at a meeting called specifically to approve or disapprove the agreement and all votes must be cast in person.

AEFC or the Fund may cancel the agreement without penalty, provided it gives 60 days' notice in writing. If the Fund decides to cancel its management agreement with AEFC, it must have the approval of either the Board or a majority of the votes of contract holders. If there is any assignment of the agreement, it ends immediately.

The Fund operates under an order from the SEC that permits AEFC, subject to the approval of the Board, to appoint a subadviser or change the terms of a subadvisory agreement for the Fund without first obtaining contract holder approval. The order permits the Fund to add or change unaffiliated subadvisers or the fees paid to subadvisers from time to time without the expense and delays associated with obtaining contract holder approval of the change.

Brokerage

Under the Investment Management Services Agreement, AEFC has responsibility for making the Fund's investment decisions, for executing trades for the Fund's portfolio and for negotiating any brokerage commissions. The Fund paid total brokerage commissions for each of the last three years as follows: $753,820 for 2003, $1,697,258 for 2002 and $590,023 for 2001. AEFC intends to continue to examine and consider ways to reduce brokerage costs.

The Investment Management Services Agreement generally requires AEFC to use its best efforts to obtain the best available price and the most favorable execution. However, brokerage firms may provide some extra services, including economic or investment research and analysis. Sometimes it may be desirable to compensate a broker for research or brokerage services by paying a commission that it might not otherwise charge or a commission in excess of what another broker might charge. The Board has adopted a policy authorizing AEFC to do so to the extent authorized by law, if AEFC determines, in good faith, that the amount of commission is reasonable in relation to the value of the brokerage or research services provided by the broker.

In purchases and sales of securities involving transactions not listed on an exchange or in listed securities that are traded off of the exchange, the Fund will deal with a market maker as principal, or a broker as agent, depending upon the method AEFC believes will produce the best available price and most favorable execution as described above. In transactions with a broker who acts as principal, commissions generally are not stated separately, but are included in the price of the securities.

AEFC gives investment advice to a number of investment companies and mutual funds. Where more than one of these companies or funds are interested in the same securities at the same time, AEFC carries out the sale or purchase in a way that all agree in advance is fair.

Sharing in a large transaction may affect the price or volume of shares acquired. But by these transactions, the Fund hopes to gain an advantage in execution.

The Fund may pay brokerage commissions to broker-dealer affiliates of AEFC and American Express Company.

The Contracts

This prospectus describes the following types of individual non-qualified variable annuity contracts:

o An individual variable annuity contract. This contract was offered for sale in connection with an employer plan that, as of Dec. 8, 1981, had already purchased one or more Fund annuity contracts. These plans or programs are not intended to qualify under Sections 401, 403, or 408 of the Code. Your purchase payment for this contract is made by a number of annual payments.

o Installment payment -- deferred annuity. You make purchase payments in installments over a number of years. Annuity payments begin at some future date after you have paid all installments.

o Single payment -- deferred annuity. You made a single purchase payment. Annuity payments are deferred until some future date.

o Single payment -- immediate annuity. You made a single purchase payment. Annuity payments started within 60 days after IDS Life approved your application.

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7   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS
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The Fixed Account

You also may allocate purchase payments and transfers to the fixed account. We back the principal and interest guarantees relating to the fixed account. These guarantees are based on the continued claims-paying ability of the company. The value of the fixed account increases as we credit interest to the account. Purchase payments and transfers to the fixed account become part of our general account. We credit interest daily and compound it annually. The interest rate we apply to each purchase payment or transfer to the fixed account is guaranteed for one year. Thereafter, we will change the rates from time to time at our discretion. These rates will be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, the rates currently in effect for new and existing company annuities, product design, competition, and the company's revenues and expenses.

Interests in the fixed account are not required to be registered with the SEC. The SEC staff does not review the disclosures in this prospectus on the fixed account. Disclosures regarding the fixed account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

If you have a deferred annuity contract, you can change your mind from time to time and apply all or part of your future purchase payments to the fixed account.

Also, the contract provides that once each contract year, you can transfer accumulation values of at least $250 from the variable account to the fixed account or from the fixed account to the variable account. This right ends 30 days before annuity payments begin. Presently, IDS Life does not intend to limit the number of transfers from the variable account to the fixed account; however, IDS Life limits transfers from the fixed account to the variable account to one per contract year. Just write or telephone IDS Life and indicate the dollar amount, percentage of, or number of variable accumulation units to transfer from the Fund or the amount of fixed dollar accumulation value to transfer to the Fund.

Automated Transfers and Partial Surrenders

IDS Life currently allows deferred annuity contract holders to establish:

o automated transfers of contract values between the fixed account and variable account; or

o    automated partial surrenders of contract values.

Both services can be in effect at the same time. You can establish them through a one-time written or telephone request to IDS Life.

The minimum transfer amount from any account or partial surrender amount from the contract is $50. You can make the transfer or surrender on a monthly, quarterly, semiannual or annual basis. You may start or stop this service at any time but you must give IDS Life 30 days' notice to change any automated transfer or surrender instructions that are currently in place. Automated transfers or partial surrenders are subject to all of the other contract provisions and terms including provisions relating to the transfer of money between accounts. They are not available for 1969 Series Contracts that were issued prior to May 1971.

Automated transfers from the fixed account may not exceed an amount that will deplete the fixed account within 12 months. If you have made any type of transfer from the fixed account, you may not transfer contract values from the variable account back to the fixed account until the next contract anniversary.

The balance in your account from which you make an automated transfer or automated partial surrender must be sufficient to satisfy your instructions. If not, IDS Life will suspend your entire automated arrangement until the balance is adequate. If IDS Life must suspend your arrangement for six months, IDS Life reserves the right to discontinue the arrangement in its entirety.

Automated partial surrenders may result in income taxes and IRS penalty taxes being applied to all or a portion of the amount surrendered. See the sections on tax charges and surrendering your contract (page 15).

For more information regarding surrenders, see page 14.

Under some contracts, applicable law may restrict automated partial surrenders. When automated partial surrenders are in effect, additional purchase payments may not be appropriate and, therefore, are not permitted.

IDS Life has the authority to honor any telephone requests believed to be authentic and will use reasonable procedures to confirm that they are. This includes asking identifying questions and recording calls. As long as IDS Life follows the procedures IDS Life and its affiliates will not be liable for any loss resulting from fraudulent requests.

IDS Life will process your transfer and/or partial surrender request on the valuation date we receive it (see "Measuring the Value of Your Contract"). If we receive your transfer or partial surrender request at our home office before the close of business, we will process your transfer or partial surrender using the accumulation unit value we calculate on the valuation date we received your transfer or partial surrender request. If we receive your transfer or partial surrender request at our home office at or after the close of business, we will process your transfer or partial surrender using the accumulation unit value we calculate on the next valuation date after we received your transfer or partial surrender request. At times when the volume of telephone requests is unusually high, IDS Life will take special measures to ensure that your call is answered as promptly as possible. IDS Life will not allow a telephone surrender request within 30 days of a phoned-in address change.

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8   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS
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You may request that telephone withdrawals not be authorized from your account by writing IDS Life.

Consult your tax advisor if you have any questions about the taxation of your annuity.

Measuring the Value of Your Contract

Because values are always changing with the performance of the Fund's investments, it is not easy to measure value with a variable annuity contract. For this reason, IDS Life uses a technique that involves "units." IDS Life measures the performance of the Fund by changes in the value of a single unit, rather than the total value of the Fund. There are two kinds of units. As long as you are paying into the Fund they are called "accumulation units." When you begin to receive your annuity payments, they change to "annuity units."

o Accumulation units are used to measure the value of deferred annuity contracts during the period before IDS Life makes annuity payments to you. Here is the formula:

     number of your           value of one             total
     accumulation     x       accumulation      =      accumulation
     units                    unit                     value

If you bought a deferred annuity contract, IDS Life credited your purchase payments as accumulation units to your contract.

o Annuity units determine the value of each annuity payment. If you bought an immediate annuity contract, IDS Life credited your purchase payment as annuity units to your account.

Under a deferred annuity contract, when annuity payments begin, IDS Life will convert your accumulation value into annuity units. From then on, your annuity payments are based on the current annuity unit value. Here is the formula:

     number of your   x       annuity unit      =      value of one
     annuity units            value                    annuity payment

DATES WE REVALUE UNITS -- VALUATION DATE

IDS Life values your units at least once every seven days. At the present time, IDS Life values your units on a valuation date. A valuation date is any normal business day, Monday through Friday, on which the New York Stock Exchange (NYSE) is open, up to the close of business. The close of business is the time the NYSE closes (4 p.m. Eastern time unless the NYSE closes earlier). At the close of business, the next valuation date begins. We calculate the accumulation unit value on each valuation date. If we receive your purchase payment or any transaction request (such as a transfer or surrender request) at our home office before the close of business, we will process your payment or transaction using the accumulation unit value we calculate on the valuation date we received your payment or transaction request. On the other hand, if we receive your purchase payment or transaction request at our home office at or after the close of business, we will process your payment or transaction using the accumulation unit value we calculate on the next valuation date. If you make a transaction request by telephone (including by fax), you must have completed your transaction by the close of business in order for us to process it using the accumulation unit value we calculate on that valuation date. If you were not able to complete your transaction before the close of business for any reason, including telephone service interruptions or delays due to high call volume, we will process your transaction using the accumulation unit value we calculate on the next valuation date. During an emergency, the Fund can suspend redemption. Those emergency situations would occur if:

o The NYSE closes for reasons other than the usual weekend and holiday closings, or trading on the NYSE is restricted,

o Disposal of the Fund's securities is not reasonable, or it is not reasonably practical for the Fund to determine the fair value of its net assets, or

o    The SEC under the provisions of the Investment Company Act of 1940 (1940
     Act) declares a period of emergency to exist.

SPLITTING UNITS

IDS Life can split accumulation or annuity units. We will do so only if it is in the best interests of the contract holders, the annuitants and IDS Life.

THE VALUATION PERIOD

The valuation period starts at the close of business on one valuation date and goes up to the close of business on the next valuation date.

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9   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

Valuing Fund Assets

We determine the net value of the Fund's assets at the start of each valuation period by taking the total value of the Fund's assets and subtracting liabilities. The net asset value per share generally changes each day. We value Fund securities as follows:

o Securities traded on a securities exchange for which a last-quoted sales price is readily available are valued at the last-quoted sales price on the exchange where such security is primarily traded.

o Securities traded on a securities exchange for which a last-quoted sales price is not readily available are valued at the mean of the closing bid and asked prices, looking first to the bid and asked prices on the exchange where the security is primarily traded and, if none exist, to the over-the-counter market.

o Securities included in the NASDAQ National Market System are valued at the last-quoted sales price in this market.

o Securities included in the NASDAQ National Market System for which a last-quoted sales price is not readily available, and other securities traded over-the-counter but not included in the NASDAQ National Market System are valued at the mean of the closing bid and asked prices.

o Futures and options traded on major exchanges are valued at the last-quoted sales price on their primary exchange.

o Foreign securities traded outside the United States are generally valued as of the time their trading is complete, which is usually different from the close of the NYSE. Foreign securities quoted in foreign currencies are translated into U.S. dollars at the current rate of exchange.

o Occasionally, events affecting the value of securities occur between the time the primary market on which the securities are traded closes and the close of the exchange. If events materially affect the value of securities, the securities will be valued at their fair value according to procedures decided upon in good faith by the Board. This occurs most commonly with foreign securities, but may occur in other cases. The fair value of a security is likely to be different from the quoted or published price.

o Short-term securities maturing more than 60 days from the valuation date are valued at the readily available market price or approximate market value based on current interest rates. Short-term securities maturing in 60 days or less that originally had maturities of more than 60 days at acquisition date are valued at amortized cost using the market value on the 61st day before maturity. Short-term securities maturing in 60 days or less at acquisition date are valued at amortized cost. Amortized cost is an approximation of market value determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date.

o When possible, bonds are valued by a pricing service independent from the Fund. If a valuation of a bond is not available from a pricing service, the bond will be valued by a dealer knowledgeable about the bond if such a dealer is available.

o Securities without a readily available market price and other assets are valued at fair value as determined in good faith under procedures adopted by the Board.

When We Credit Your Purchase Payments

If we receive an additional purchase payment at our home office before the close of business, we will credit any portion of that payment allocated to the Fund using the accumulation unit value we calculate on the valuation date we received the payment. If we receive an additional purchase payment at our home office at or after the close of business, we will credit any portion of that payment allocated to the Fund using the accumulation unit value we calculate on the next valuation date after we received the payment.

Valuing an Accumulation Unit

IDS Life uses accumulation units to measure the value of your contract during the period before annuity payments begin. We determine the value of an accumulation unit by multiplying the accumulation unit value for the last valuation period by the net investment factor for the current period. Here is how we calculate accumulation unit values:

Number of units: To calculate the number of accumulation units for your account we divide your investment by the current accumulation unit value.

Accumulation unit value: The current accumulation unit value equals the last value times the account's current investment factor.

We determine the investment factor by:

o Calculating the current net value of the Fund's assets, excluding the fee IDS Life charges for bearing the risk of increases in life expectancy and administrative expenses ("mortality and expense risk assurance fee");

o    Dividing that amount by the previous net value of the Fund's assets; and

o Subtracting the amount representing the mortality and expense risk assurance fee from the result.

Because the net asset value of the Fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk.

--------------------------------------------------------------------------------
10   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

Factors that affect variable account accumulation units:

Accumulation units may change in two ways -- in number and in value.

The number of accumulation units you own may fluctuate due to:

o    additional purchase payments you allocate to the Fund;

o    transfers into or out of the Fund; and/or

o    partial surrenders.

Accumulation unit values will fluctuate due to:

o    changes in the Fund's net asset value;

o    interest and dividends earned by the Fund;

o    net realized and unrealized capital gains or losses of the Fund;

o    Fund operating expenses; and/or

o    mortality and expense risk assurance fee.

Valuing an Annuity Unit

When you are ready to receive annuity payments, IDS Life exchanges your accumulation units for annuity units. Annuity units measure each variable annuity payment. To determine the value of an annuity unit, we multiply the annuity unit value on the last valuation date by the product of (1) the investment factor for the current period, and (2) the neutralizing factor.

The neutralizing factor removes the assumed investment rate that is built into the variable annuity tables in your contract. The neutralizing factor for a one-day valuation period is 0.999866, when the usual 5% assumed investment rate is used.

The assumed investment rate is not always 5%. For example, contracts subject to Texas law cannot use more than a 3.5% investment rate. You can request a 3.5% investment rate by sending a written request to IDS Life at its home office. The current policy of IDS Life is to grant a request received no later than 30 days before settlement.

Why would you want a lower assumed investment rate? The value of an annuity unit will rise or fall to the extent that the actual investment rate for the period is more or less than the assumed investment rate. A lower assumed rate produces a lower initial annuity payment, but later payments will rise faster if unit values are going up. Later payments will fall more slowly if unit values are dropping.

Annuity Payment Starting Date

For individual deferred contracts paid for in annual installments, the annuity payment starting date must be at least 10 years after the date of your application. You can change the payment date at any time not less than 30 days before annuity payments are to start.

For single payment deferred contracts, the annuity payment starting date was at least 60 days after the application date.

For immediate contracts, the annuity payment starting date was no later than 60 days after the application date.

For employer plans, the annuity starting date must be at least so many years after the application date that the number of years multiplied by the annual purchase payment equals or exceeds $3,000.

For all contracts the annuity payment starting date must come before (whichever one is later):

o the contract anniversary nearest the annuitant's 75th birthday, or

o    the 30th contract anniversary.

Table of Settlement Rates

The Progressive Annuity Table in your contract shows the amount of the first monthly payment for each $1,000 of contract value according to the adjusted age and, when applicable, the sex of the annuitant.

Adjusted age is equal to the annuitant's birthday nearest the settlement date minus any adjustment depending on the calendar year of birth of the annuitant as follows:

                                                                                                    Adjustment for
             Calendar year of annuitant's birth                                                   Male          Female
                      Prior to 1920                                                                0               4
                      1920 through 1939                                                            1               5
                      1940 through 1954                                                            2               6
                      1955 through 1969                                                            3               7
                      After 1969                                                                   4               8

--------------------------------------------------------------------------------
11   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

Annuity Payment Plans

You may have selected on the application how you want annuity payments made and when the payments are to begin. If you have a deferred annuity contract, you may change your payment plan at any time at least 30 days before the annuity payment starting date.

Here are the plans available for all annuity contracts as described in this prospectus:

Plan A: Life annuity -- no refund: We make monthly payments until the annuitant's death. Payments end with the last payment before the annuitant's death; we will not make any further payments. This means that if the annuitant dies after we have made only one monthly payment, we will not make any more payments.

Plan B: Life annuity with five, ten or 15 years certain: We make monthly payments for a guaranteed payment period of five, ten or 15 years that you elect. This election will determine the length of the payment period to the beneficiary if the annuitant should die before the elected period has expired. We calculate the guaranteed payment period from the retirement date. If the annuitant outlives the elected guaranteed payment period, we will continue to make payments until the annuitant's death.

Plan C: Life annuity -- installment refund: We make monthly payments until the annuitant's death, with our guarantee that payments will continue for some period of time. We will make payments for at least the number of months determined by dividing the amount applied under this option by the first monthly payment, whether or not the annuitant is living.

Plan D: Joint and last survivor life annuity -- no refund: We make monthly payments while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payments at the full amount until the death of the surviving annuitant. Payments end with the death of the second annuitant.

A beneficiary of a variable annuity contract may ask for a lump-sum payment under Plan B or Plan C. IDS Life will not grant the request if you asked us not to.

If you have not selected a plan by the annuity payment starting date, Plan B with 120 guaranteed monthly payments will be used.

Contract values that you have allocated to the fixed account will provide fixed-dollar payments while the remaining contract values will provide variable annuity payments.

If the value of the contract is less than $2,000 on the annuity payment starting date, IDS Life may pay the accumulation value in a lump sum.

DETERMINATION OF MONTHLY ANNUITY PAYMENTS FOR DEFERRED CONTRACTS

When annuity payments are to begin, IDS Life computes the first monthly variable annuity payment on the valuation date on or right before the seventh day before the annuity payment starting date.

IDS Life makes the computations using the table of settlement rates in your contract unless we agree on an optional table. IDS Life uses a different table if you elected a 3.5% assumed investment rate. We divide the amount of the first payment by the annuity unit value to give the number of annuity units for your contract.

IDS Life will determine each monthly payment after the first one by multiplying the number of annuity units by the current annuity unit value. IDS Life will compute variable annuity payments on the valuation date on or right before the seventh day before the annuity payment date.

Here is an example: Assume the variable accumulation value on the valuation date seven days before the annuity payment starting date was $30,000 and the plan you selected produces an initial payment of $6 for each $1,000 of accumulation value. Ignoring premium taxes, if any, the first payment would be $180 (30 x $6 = $180).

Now assume the annuity unit value on the valuation date seven days before the annuity payment starting date is $1.800000. The number of annuity units for your contract is 100 ($180 / $1.800000 = 100). Ordinarily, IDS Life will pay the value of the same number of annuity units each month.

DETERMINATION OF MONTHLY ANNUITY PAYMENTS FOR IMMEDIATE CONTRACTS

IDS Life multiplied the number of your annuity units by the value of one unit. IDS Life determined the value of one unit on the valuation date on or right before the seventh day before the annuity payment was due. The following example shows how we determined the number of your annuity units:

Assume the net purchase payment was $30,000 and the conversion factor, based on actuarial tables and the contract you selected, is $5.50.

Assume the value of one annuity unit on the valuation date was $1.500000.

First divide the net purchase payments by $1,000: $30,000 / $1,000 = $30. Next, multiply the answer by the conversion factor: $30 x $5.50 = $165.

Divide the answer by the value of one unit. This gives the number of annuity units paid out each month: $165 / $1.500000 = 110 units.

--------------------------------------------------------------------------------
12   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

The Charges You Pay

1) SALES AND ADMINISTRATIVE CHARGES

The tables below show the deductions from your purchase payments for sales and administrative charges. The net amount invested is the total purchase payments minus the deduction for sales and administrative charges.

Single payment contracts

                                                                                       Total charge            Total deduction
Part of the                             Deduction              Deduction for         as percentage of         as percentage of
total purchase                          for sales             administrative          total purchase             net amount
payment                                  charge                   charge                  payment                 invested
First $15,000                             6.0%                     2.0%                     8.0%                    8.70%
Next $10,000                              4.0                      1.0                      5.0                     5.26
Over $25,000                              1.5                      0.5                      2.0                     2.04

Installment payment contracts (other than employer plan contracts)

                                                                                       Total charge            Total deduction
                                        Deduction              Deduction for         as percentage of         as percentage of
Amount equivalent to stated             for sales             administrative          total purchase             net amount
annual payment amount                    charge                   charge                  payment                 invested
1st stated annual payment                18.0%                     2.0%                    20.0%                   25.00%
2nd and 3rd stated annual payment        16.0                      2.0                     18.0                    21.95
4th stated annual payment                 5.0                      2.0                      7.0                     7.53
5th and after stated annual payment       2.0                      2.0                      4.0                     4.17
If kept through 10 years                  6.7                      2.0                      8.7                     9.53

Employer plan -- annual purchase contracts

                                                                                       Total charge            Total deduction
Part of the                             Deduction              Deduction for         as percentage of         as percentage of
total purchase                          for sales             administrative          total purchase             net amount
payment                                  charge                   charge                  payment                 invested
First $10,000                             3.75%                    2.0%                     5.75%                   6.10%
Next $40,000                               2.0                     2.0                       4.0                    4.17
Excess over $50,000                        0.5                     1.5                       2.0                    2.04

Under a Distribution and Services Agreement with the Fund, IDS Life is the principal underwriter and performs all sales and administrative duties. It pays salaries, sales commissions, legal, accounting, auditing or actuarial fees, and death benefits under deferred variable annuity contracts. The deductions for sales and administrative charges came to $40,076 for 2003, $45,869 for 2002 and $55,248 for 2001.

IDS Life may reduce or eliminate the sales and administrative charge, but only to the extent IDS Life anticipates that we will incur lower sales and administrative expenses or perform fewer services. Generally, this will occur with programs established by an employer for all employees or for all employees in a class, under which employees do not individually enroll in the program.

2) PREMIUM TAXES

Some state and local governments impose a premium tax on IDS Life in an amount of up to 3.5%. If a state or local government requires IDS Life to pay a premium tax on your contract, IDS Life may deduct it from your purchase payments or from your contract's accumulation value.

3) MORTALITY AND EXPENSE RISK ASSURANCE FEE

IDS Life will bear any expenses that occur because of an increase in administrative expenses, or because of an increase in the life expectancy of people receiving variable annuity payments. But, it is not responsible for increases in brokers' fees and transfer taxes on the purchase and sale of assets.

For bearing this risk, IDS Life charges the Fund a fee equal to 1% of the Fund's average daily net assets for the year. This came to $2,234,446 for 2003, $2,583,530 for 2002 and $3,496,055 for 2001.

If the fee is more than enough to cover the increases, IDS Life will keep the difference. If the fee is not enough, IDS Life bears the loss.

--------------------------------------------------------------------------------
13   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

4) CHARGE FOR INVESTMENT MANAGEMENT

For acting as investment manager, AEFC charges the Fund a fee equal to 0.4% of the Fund's average net assets for the year, less any brokerage credits. This came to $893,188 for 2003, $1,034,772 for 2002 and $1,399,304 for 2001. For
periods prior to Dec. 1, 2002, the fee was paid to IDS Life as investment manager.

5) TAX CHARGES

IDS Life is taxed as a life insurance company under Subchapter L of the Code. IDS Life treats the Fund as part of IDS Life for federal income tax purposes. IDS Life must pay all taxes that come about because of the Fund. For this reason, IDS Life can charge the Fund for tax charges. Under current federal income tax law, no taxes are payable with respect to any income of the Fund.

Investment results credited to a contract are not taxed until you receive annuity benefits.

Surrendering Your Contract

You can surrender all or part of your annuity contract any time before the annuity payment starting date. There is no surrender charge for either partial or full surrenders. You cannot surrender the contract in whole or in part after annuity payments have started.

For a discussion of automated partial surrenders, see page 8.

Make your request to IDS Life in writing. IDS Life will cash in the number of accumulation units for the amount you request. If we receive your surrender request at our home office before the close of business, we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request. If we receive your surrender request at our home office at or after the close of business, we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request. You cannot surrender part of your contract if the remaining accumulation value will be less than $20, and you cannot repay any amount you surrender. IDS Life usually will mail a check to you within seven days after we process your request. However, IDS Life can delay sending your check until we are sure we have received good payment for the accumulation units you want to surrender.

You may receive extra money if the Fund's state premium tax liability is reduced as a result of your surrender. If it is, you will receive either the amount of the reduction or the amount already deducted from your purchase payments for premium taxes, whichever is less.

Your surrender may result in adverse tax consequences. Consult a qualified tax advisor before requesting a surrender.

Making Withdrawals on Your Contract

You can make a temporary withdrawal on your contract any time before the annuity payment starting date. The least you can withdraw, including charges, is $250. The most you can withdraw is the sum of your purchase payments less any amounts you previously surrendered. You cannot have more than one temporary withdrawal outstanding at any one time. IDS Life will charge you 2% of your withdrawal at the time of withdrawal in order to cover our administrative costs.

You must pay your withdrawal back within two years. IDS Life will use your repayment to buy accumulation units at their current price. However, you cannot make a repayment after the annuity payment starting date. There are no sales charges. If you do not pay your withdrawal back within two years, IDS Life will regard it as if you surrendered that part of your contract.

How do you repay your withdrawal? Inform IDS Life in writing. Otherwise IDS Life will use your regular purchase payments toward repayment. What is left after you fully repay your withdrawal will go toward your regular purchase payments. Any amount of your purchase payment left over after repayment must be at least $10.

o Example: You make a withdrawal of $295 and your next purchase payment is $300. Instead of applying $295 toward the withdrawal and $5 toward the purchase payment, we will apply $290 toward the withdrawal and $10 toward the purchase payment. Now you owe $5 on your withdrawal. IDS Life will take out this amount next time you make a payment.

Keep track of all your withdrawals and surrenders. If your accumulation value falls to zero, IDS Life will close your account.

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14   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

Special Rules if the Annuitant Dies  Before the Annuity Payment Starting Date

Under a deferred annuity contract, if the annuitant dies before annuity payments begin, the beneficiary will receive the greater of:

o the sum of all purchase payments minus surrenders and unrepaid withdrawals; or

o    the accumulation value of the contract.

If the annuitant dies on or after the contract anniversary date nearest his or her 75th birthday, IDS Life will pay only the accumulation value to the beneficiary.

If you die before the annuity payment starting date: When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract's value using the accumulation unit value we calculate on that valuation date. We pay interest, if any, at a rate no less than required by law. If requested, we will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

If your spouse is sole beneficiary and you die before the annuity payment starting date, your spouse may keep the contract as owner. To do this your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.

If your beneficiary is not your spouse, we will pay the beneficiary in a lump sum unless you give us other written instructions. We must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payments under any annuity payment plan available under this contract if:

o the beneficiary asks us in writing within 60 days after we receive proof of death; and

o payments begin no later than one year after your death, or other date as permitted by the Code; and

o the payment period does not extend beyond the beneficiary's life or life expectancy.

Death benefit payment in a lump sum: We may pay all or part of the death benefit to your beneficiary in a lump sum. With certain exceptions, we may deposit this lump sum death benefit payment into a Membership Banking Interest-Checking account on your beneficiary's behalf, unless your beneficiary elects otherwise. This checking account is issued by our affiliate, American Express Bank, FSB and is FDIC insured up to $100,000. Your beneficiary will receive a checkbook to provide access to the death benefit payment.

Your Right to Cancel Installment Contracts

You will receive a Statement of Charges and a Notice of Cancellation Rights within 60 days after the contract is sent to you. You will have 45 days from the time this notice was sent to you to cancel your installment contract. You will receive the current accumulation value of your account plus any amounts deducted for taxes and charges.

Taxes

Generally, under current law, your contract has a tax-deferral feature. This means any increase in the value of your contract is taxable to you only when you receive a payment or surrender (see detailed discussion below). Any portion of the annuity payments and any surrenders you request that represent ordinary income normally are taxable. IDS Life will send you a tax information reporting form for any year in which IDS Life made a taxable distribution according to its records.

Tax law requires that all nonqualified deferred annuity contracts issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when you take distributions from any one of those contracts.

Annuity payments: A portion of each payment will be ordinary income and subject to tax, and a portion of each payment will be considered a return of part of your investment and will not be taxed. Under Annuity Payment Plan A: Life annuity - no refund, where the annuitant dies before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the owner for the last taxable year of the annuitant. Under all other annuity payment plans, where the annuity payments end before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the taxpayer for the tax year in which the payments end. (See "Annuity Payment Plans.") All amounts you receive after your investment in the contract is fully recovered will be subject to tax.

Surrenders: If you surrender part or all of your contract before your annuity payments begin, your surrender payment will be taxed to the extent that the value of your contract immediately before the surrender exceeds your investment. You also may have to pay a 10% IRS penalty for surrenders of taxable income you make before reaching age 59 1/2 unless certain exceptions apply.

Withholding: If you receive all or part of the contract value, IDS Life may deduct withholding against the taxable income portion of the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return.

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15   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

If the payment is part of an annuity payment plan, IDS Life generally computes the amount of withholding using payroll tables. You may provide IDS Life with a statement of how many exemptions to use in calculating the withholding. As long as you've provided IDS Life with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full surrender) IDS Life computes withholding using 10% of the taxable portion. Similar to above, as long as you have provided IDS Life with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.

The withholding requirements may differ if IDS Life is making payment to a non-U.S. citizen or if IDS Life is delivering the payment outside the United States.

Some states also may impose withholding requirements similar to the federal withholding described above. If this should be the case, IDS Life may deduct state withholding from any payment from which it deducts federal withholding.

Death benefits to beneficiaries: The death benefit under a contract is not tax exempt. Any amount your beneficiary receives that represents previously deferred earnings within the contract is taxable as ordinary income to the beneficiary in the year he or she receives the payments. Payments made upon the death of the annuitant may be subject to a 10% IRS penalty.

Annuities owned by corporations, partnerships or trusts: Any annual increase in the value of annuities held by such entities generally will be treated as ordinary income received during that year. This provision is effective for purchase payments made after Feb. 28, 1986. However, if the trust was set up for the benefit of a natural person only, the income will remain tax deferred.

Penalties: If you receive amounts from your contract before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received:

o    because of your death;

o    because you become disabled (as defined in the Code);

o if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary); or

o    if it is allocable to an investment before Aug. 14, 1982.

Transfer of ownership: If you transfer your contract without receiving adequate consideration, the transfer is a gift and also may be treated as a withdrawal for federal income tax purposes. If the gift is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner's investment in the contract will be the value of the contract at the time of the transfer. In general, this rule does not apply to transfers between spouses. Please consult your tax advisor for further details.

Collateral assignment: If you collaterally assign or pledge your contract, earnings on purchase payments you made after Aug. 13, 1982 will be taxed to you like a surrender and you may have to pay a 10% IRS penalty.

Important: This discussion of federal tax laws is based upon IDS Life's understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.

IDS Life's tax status: IDS Life is taxed as a life insurance company under the Code. The Fund is treated as part of IDS Life for federal income tax purposes. Under current federal income tax law, no taxes are payable with respect to any income of the Fund.

Tax qualification: IDS Life intends that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. IDS Life reserves the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. IDS Life will send you a copy of any amendments.

Voting Rights

The Fund grants and defines voting rights of contract holders under its regulations. To the extent permitted under the 1940 Act, IDS Life may modify these voting rights without a vote of a majority of the outstanding voting units. Variable contract holders can vote on:

o    any changes in fundamental investment restrictions;

o the approval of and any changes to the investment management services agreement; and

o    the election of the Board.

A variable contract holder with accumulation units has a number of votes equal to the number of accumulation units owned. Under a contract where annuity payments have started, IDS Life determines the number of votes by dividing the present value of all future annuity payments by the value of one accumulation unit on the record date. So, there may be a gradual decline in the number of votes to which a contract holder is entitled as we continue to make annuity payments under the contract. The record date will be set by the Board not more than 60 days before the regular meeting or any special meeting of variable contract holders. Cumulative voting is not authorized.

--------------------------------------------------------------------------------
16   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

Management

MEMBERS OF THE BOARD OF MANAGERS AND OFFICERS OF THE FUND

You are eligible to vote at each regular meeting for the Fund's Board of Managers. That Board oversees the Fund's operations. The Board appoints officers who are responsible for day-to-day business decisions based on policies set by the Board.

The following is a list of the Fund's Board members. Each member oversees Fund A and Fund B and the seven portfolios of IDS Life Series Fund, Inc. (IDS Life Series Fund). Board members serve until the next regular meeting and until their successors have been elected and qualified.

Independent Board Members*

Name, address, age                   Position held with      Principal            Other             Committee
                                     Fund and length of      occupation during    directorships     memberships
                                     service                 past five years
------------------------------------ ----------------------- -------------------- ----------------- ---------------
Rodney P. Burwell                    Board member since      Chairman, Xerxes     TCF Financial,    Joint Audit
Xerxes Corporation                   1999                    Corporation          American
7901 Xerxes Ave. S.                                          (fiberglass          Express
Minneapolis, MN 55431-1253                                   storage tanks)       Certificate
Born in 1939                                                                      Company
------------------------------------ ----------------------- -------------------- ----------------- ---------------
Jean B. Keffeler                     Board member since      Retired business     American          Joint Audit
c/o AEFC                             1999                    executive            Express
70100 AXP Financial Center                                                        Certificate
Minneapolis, MN 55474                                                             Company
Born in 1945
------------------------------------ ----------------------- -------------------- ----------------- ---------------
Thomas R. McBurney                   Board member since      President,           The Valspar        Joint Audit
McBurney Management Advisors         1999                    McBurney             Corporation
4900 IDS Center,                                             Management Advisors  (coatings),
80 South Eighth Street                                                            American
Minneapolis, MN 55402                                                             Express
Born in 1938                                                                      Certificate
                                                                                  Company
------------------------------------ ----------------------- -------------------- ----------------- ---------------

*    Mr.  Burwell,  Ms. Keffeler and Mr. McBurney also serve as directors of IDS
     Life  Insurance  Company of New York and American  Centurion Life Assurance
     Company, which are indirectly controlled by AEFC.

Board Members Affiliated with American Express Financial Corporation (AEFC)**

Name, address, age                   Position held with      Principal            Other             Committee
                                     Fund and length of      occupations          directorships     memberships
                                     service                 during  past five
                                                             years
------------------------------------ ----------------------- -------------------- ----------------- ---------------
Gumer C. Alvero                      Board member since      Director and
70100 AXP Financial Center           1998, Chairman of the   Executive Vice
Minneapolis, MN 55474                Board  since 2000       President -
Born in 1967                                                 Annuities, IDS
                                                             Life, since 2001.
                                                             Vice President -
                                                             General Manager
                                                             Annuities, AEFC,
                                                             since 1998
------------------------------------ ----------------------- -------------------- ----------------- ---------------
Timothy V. Bechtold                  Board member since      Director and
70100 AXP Financial Center           2001, President and     President, IDS
Minneapolis, MN 55474                Chief Executive         Life, since 2001.
Born in 1953                         Officer since 2002      Executive Vice
                                                             President -
                                                             Insurance Products,
                                                             IDS Life, from 1995
                                                             to 2001. Vice
                                                             President -
                                                             Insurance Products,
                                                             AEFC, since 1995
------------------------------------ ----------------------- -------------------- ----------------- ---------------

** Interested person by reason of being an officer, director and/or employee of AEFC.

The Board has appointed officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the Board. In addition to Mr. Bechtold, who is President and Chief
Executive Officer, the Fund's other officers are:

Other Officers

Name, address, age                   Position held with      Principal
                                     Fund and length of      occupations
                                     service                 during  past five
                                                             years
------------------------------------ ----------------------- -------------------- ----------------- ---------------
C. Nikol Davies                      Secretary since 2001    Assistant
70100 AXP Financial Center                                   Secretary, AEFC,
Minneapolis, MN 55474                                        since 2001.
Born in 1966                                                 Paralegal at Boyle
                                                             & Voss and
                                                             Administrative
                                                             Assistant for the
                                                             Department of the
                                                             U.S. Air Force
                                                             prior to 2001
------------------------------------ ----------------------- -------------------- ----------------- ---------------
Jeffrey P. Fox                       Chief Financial         Vice President -
70100 AXP Financial Center           Officer  since 2002     Investment
Minneapolis, MN 55474                                        Accounting, AEFC,
Born in 1955                                                 since 2002. Vice
                                                             President -
                                                             Finance, American
                                                             Express Company,
                                                             2000-2002. Vice
                                                             President -
                                                             Corporate
                                                             Controller, AEFC,
                                                             1996-2000
------------------------------------ ----------------------- -------------------- ----------------- ---------------
Lorraine R. Hart                     Vice President -        Vice President -
70100 AXP Financial Center           Investments since 1992  Investments
Minneapolis, MN 55474                                        Administration
Born in 1951                                                 Officer, AEFC,
                                                             since 2003. Vice
                                                             President -
                                                             Insurance
                                                             Investments, AEFC,
                                                             from 1989 to 2003
------------------------------------ ----------------------- -------------------- ----------------- ---------------

--------------------------------------------------------------------------------
17   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

Other Officers (continued)

Name, address, age                   Position held with      Principal occupations
                                     Fund and length of      during  past five years
                                     service
------------------------------------ ----------------------- ---------------------------------
Michelle M. Keeley                   Vice President -        Senior Vice President - Fixed
257 AXP Financial Center             Investments since 2003  Income, AEFC, since 2002.
Minneapolis, MN 55474                                        Managing Director, Zurich
Born in 1964                                                 Global Assets, 2000-2002.
                                                             Managing Director, Zurich
                                                             Scudder Investments, 1999-2000
------------------------------------ ----------------------- ---------------------------------
Judd K. Lohmann                      Treasurer since 2003    Assistant Treasurer and
70100 AXP Financial Center                                   Director -  Finance and
Minneapolis, MN 55474                                        Analysis, AEFC, since 2000.
Born in 1958                                                 Director of Operations, Advisor
                                                             Business Systems, AEFC, from
                                                             1996-2000
------------------------------------ ----------------------- ---------------------------------

The Joint Audit Committee meets with the independent public accountant, internal auditors and corporate officers to review financial statements, reports and compliance matters. The Committee reports significant issues to the Board and makes recommendations regarding the selection of the independent public accountant. The Committee held four meetings during the last fiscal year.

RESPONSIBILITIES OF BOARD WITH RESPECT TO FUND'S MANAGEMENT

The Board initially approves an Investment Management Services Agreement. Once the contract is approved, the Board monitors the level and quality of services including the commitment of AEFC to achieve expected levels of investment performance.

BOARD MEMBERS' HOLDINGS

The following table shows the dollar range of equity securities beneficially owned by each Board member as of the end of the most recently completed calendar year. The table shows equity ownership in the Fund and, on an aggregate basis, ownership in the registered investment companies overseen by the Board member, which include the Fund, Fund B and IDS Life Series Fund (the Family of Investment Companies).

                                                                                                  Aggregate dollar
                                                                                                   range of equity
                                                         Dollar range of equity              securities in the Family of
Name of Board Member                                     securities in the Fund                 Investment Companies
Independent Board Members
Rodney P. Burwell                                                 None                                  None
Jean B. Keffeler                                                  None                                  None
Thomas R. McBurney                                                None                                  None

Board Members Affiliated with AEFC
Gumer C. Alvero                                                   None                                  None
Timothy V. Bechtold                                               None                                  None

COMPENSATION FOR BOARD MEMBERS

During the most recent fiscal year, the independent Board members of the Fund, for attending up to four meetings, received the following compensation:

                                                                                                     Total cash
                                                                Aggregate                         compensation for
                                                              compensation                      the Fund, Fund B and
Board Member                                                  for the Fund                      IDS Life Series Fund
Rodney P. Burwell                                                $4,000                                $32,250
Jean B. Keffeler                                                 $4,250                                $34,250
Thomas R. McBurney                                               $4,000                                $32,250

The Board members who are not independent members of the Board and all officers of the Fund are salaried employees of IDS Life or AEFC and do not receive compensation from the Fund. The members of the Board and the officers of the Fund aggregately hold less than 1% of the outstanding voting units.

--------------------------------------------------------------------------------
18   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

CODE OF ETHICS

The Fund, AEFC and IDS Life have adopted codes of ethics that prohibit affiliated personnel from engaging in personal investment activities that compete with or attempt to take advantage of planned portfolio transactions for the Fund. You can review these codes of ethics and copy them at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site. These codes of ethics are available on the EDGAR Database on the SEC's Internet site at (http://www.sec.gov). You also can obtain copies, after paying a duplicating fee, by electronic request at the following address: publicinfo@sec.gov. or by writing the SEC's Public Reference Section, Washington D.C. 20549-0102.

Proxy Voting

GENERAL GUIDELINES

The Fund upholds a long tradition of sound and principled corporate governance. The Board of Managers, which includes a majority of independent Board members, has reviewed AEFC's proxy voting policies and has delegated the voting of the Fund's proxies of the companies in which the Fund holds investments to AEFC. AEFC has agreed to advise the Board of any changes to the policies. AEFC votes proxies based on the following general guidelines:

o Corporate governance matters -- The guidelines call for support of proxy proposals that require changes or encourage decisions that have been shown to add shareholder value over time and for votes against proxy proposals that entrench management.

o Changes in capital structure -- The guidelines call for support of amendments to corporate documents that strengthen the financial condition of a business.

o Stock option plans and other management compensation issues -- The guidelines anticipate that thoughtful consideration will be given by a company's management to developing a balanced compensation structure providing competitive current income with long-term employee incentives directly tied to the interests of shareholders. AEFC votes against proxy proposals that dilute shareholder value excessively.

o Social and corporate policy issues -- The guidelines anticipate that proxy proposals should address the business interests of the corporation.

Each proposal is viewed in light of the circumstances of the company submitting the proposal.

POLICY AND PROCEDURES

The policy and procedures call for voting proxies of the companies in which the Fund holds investments.

The recommendation of the management of a company as set out in the company's proxy statement is considered. In each instance in which the Fund votes against the recommendation, the Board may wish to send a letter to senior management of the company explaining the basis for the vote. This has permitted both the company's management and AEFC to gain better insight into issues presented by proxy proposals. In the case of foreign corporations, proxies of companies located in some countries may not be voted due to requirements of locking up the voting shares and when time constraints prohibit the processing of proxies.

From time to time a proxy proposal is presented that has not been previously considered or that AEFC believes should be voted differently from the votes cast for similar proposals. In making decisions about voting on a proposal, AEFC relies on its own investment personnel and information obtained from outside resources, including Institutional Shareholder Services (ISS).

PROXY VOTING RECORD

The proxy voting record is available on a quarterly basis after the end of the quarter for all companies whose shareholder meetings were completed during the quarter. The information is on a website maintained by ISS and can be accessed through the American Express Company's web page, www.americanexpress.com. For anyone seeking information on how the Fund voted all proxies during a year, the information can be obtained after Aug. 31, 2004 without cost:

o    On the ISS website accessible through www.americanexpress.com/funds

o On a web site maintained by the Securities and Exchange Commission, www.sec.gov

--------------------------------------------------------------------------------
19   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

Other Information

HISTORY

The Fund is an open-end diversified investment company as defined under the 1940 Act. It was organized as a segregated asset account by IDS Life under Minnesota law on May 10, 1968.

IDS Life is a stock life insurance company organized under Minnesota law on Aug. 7, 1957. It conducts a conventional life insurance business in addition to its variable annuity business.

ASSETS OF THE FUND

On Dec. 31, 2003, there were 7,357 outstanding contracts. The assets were $246,566,094.

The Fund holds these assets solely for the variable contract holders. The assets are not used to pay liabilities of any other business of IDS Life.

HEADQUARTERS

The home office of IDS Life is located at 70100 AXP Financial Center in Minneapolis, Minnesota 55474.

OWNERSHIP OF IDS LIFE AND AEFC

All of the capital stock of IDS Life is owned by AEFC. On Jan. 12, 1984, Investors Diversified Services, Inc., of which IDS Life was a wholly owned subsidiary, was merged into a wholly owned subsidiary of American Express Company to form IDS Financial Services Inc. On Jan. 1, 1995, IDS Financial Corporation's name was changed to American Express Financial Corporation, and IDS Financial Services Inc.'s name was changed to American Express Financial Advisors Inc. AEFC serves as investment manager for the Fund. AEFC is an investment adviser for a number of open-end investment companies and for its subsidiaries. AEFC's headquarters is 70100 AXP Financial Center, Minneapolis, Minnesota 55474.

CUSTODIAN

Pursuant to a custodian agreement, the Fund's securities and cash are held by American Express Trust Company, 200 AXP Financial Center, Minneapolis, MN 55474. The custodian is permitted to deposit some or all of the Fund's portfolio securities in central depository systems as allowed by federal law.

The custodian has entered into a sub-custodian agreement with the Bank of New York, 90 Washington Street, New York, NY 10286. As part of this arrangement, portfolio securities purchased outside the United States are maintained in the custody of various foreign branches of Bank of New York or in other financial institutions as permitted by law and by the Fund's sub-custodian agreement.

INSURANCE REGULATION

IDS Life is regulated by the Department of Commerce of the State of Minnesota. From time to time, the department examines the company's liabilities and reserves and certifies their correctness. IDS Life also is subject to insurance laws and regulations of other states where it is licensed to do business.

FINANCIAL STATEMENTS

The Report of Independent Auditors and the Financial Statements, including Notes to Financial Statements and the schedule of investments in securities, contained in the 2003 Annual Report to IDS Life Variable Annuity Fund A contract holders are incorporated in this Prospectus by reference. No other portion of the Annual Report, however, is incorporated by reference.

--------------------------------------------------------------------------------
20   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

LEGAL PROCEEDINGS

The SEC, the National Association of Securities Dealers, Inc. and several state attorneys general have brought proceedings challenging several mutual fund and variable account financial practices, including suitability generally, late trading, market timing, disclosure of revenue sharing arrangements and inappropriate sales. We have received requests for information and have been contacted by regulatory authorities concerning our practices and are cooperating fully with these inquiries.

In November 2002, we were named in a purported class action entitled John Haritos, et al. v. American Express Financial Advisors, Inc. et al., No. 02 2255, United States District Court, District of Arizona. The complaint originally named IDS Life as a defendant, but we were dismissed when plaintiffs chose to file an Amended Complaint not naming IDS Life. This action alleges that defendants violated the Investment Advisers Act of 1940, 15 U.S.C., in the sale of financial plans and various products including those of IDS Life. The complaint seeks certification of a nationwide class, restitution, injunctive relief, and punitive damages. Defendants have moved to dismiss the action and that motion is pending.

We and our subsidiaries are involved in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of our respective business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. We believe that we are not a party to, nor are any of our properties the subject of, any pending legal or arbitration proceedings that would have a material adverse effect on our consolidated financial condition, results of operations or liquidity. However, it is possible that the outcome of any such proceedings could have a material impact on results of operations in any particular reporting period as the proceedings are resolved.

--------------------------------------------------------------------------------
21   IDS LIFE VARIABLE ANNUITY FUND A -- PROSPECTUS

--------------------------------------------------------------------------------
(logo)
AMERICAN
 EXPRESS
(R)
--------------------------------------------------------------------------------

IDS Life Insurance Company
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919

S-6164 P (4/04)